
                             ADEPT TECHNOLOGY, INC.
                Statement of Computation of Net Income Per Share
                                  (unaudited)
                     (in thousands, except per share date)




                                                                                  Three months ended
                                                                         --------------------------------------
                                                                         September 27,           September 28,
                                                                              1997                   1996
                                                                         ---------------         --------------

Net income                                                               $         1,383         $          246
                                                                         ===============         ==============


Weighted average common stock outstanding                                          8,265                  7,928

Weighted average common stock equivalent shares                                      564                    442
                                                                         ---------------         --------------

Shares used to compute net income per share                                        8,829                  8,370
                                                                         ===============         ==============


Net income per common share                                              $           .16         $          .03
                                                                         ===============         ==============
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